Exhibit 2.2

AGREEMENT FOR PURCHASE AND SALE

OF

MEMBERSHIP INTEREST

by and between

TC CONTINENTAL PIPELINE HOLDINGS INC.,

as SELLER

and

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP,

as BUYER

May 15, 2013

i

Appendix A:	Definitions
Exhibit A:	Form of Closing Tax Certificate
Exhibit B:	Form of Assignment and Assumption Agreement
Exhibit C:	Bison LLC Budget
Exhibit D:	Bison Amended and Restated LLC Agreement
Exhibit E:	Seller Parent Guaranty
Exhibit F:	Promissory Note

Schedules:	Schedules to Agreement

AGREEMENT FOR PURCHASE AND SALE

OF

MEMBERSHIP INTERESTS

THIS AGREEMENT FOR PURCHASE AND SALE OF MEMBERSHIP INTEREST (this “Agreement”), is executed as of this 15th day of May, 2013, by and among TC CONTINENTAL PIPELINE HOLDINGS INC., a Delaware corporation (“Seller”) and TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership (“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Seller and Buyer each own a 75% and 25% membership interest, respectively, in Bison Pipeline LLC, a Delaware limited liability company (“Bison LLC”);

WHEREAS, Buyer acquired a 25% membership interest in Bison LLC pursuant to an Agreement for Purchase and Sale of Membership Interests, by and between Seller and Buyer, dated April 26, 2011 (the “Original PSA”) at a closing held May 3, 2011 (the “Original PSA Closing Date”); and

WHEREAS, Buyer desires to purchase and acquire, and Seller desires to sell and assign a 45% membership interest in Bison LLC (the “Bison Interest”) pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.01.                          Agreement to Sell and to Purchase Bison Interest.

At the Closing, and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Bison Interest.

Section 1.02.                          Purchase Price.

The purchase price to be paid by Buyer to Seller for the Bison Interest (the “Purchase Price”) shall equal the Closing Payment, which shall be adjusted in accordance with Section 1.03.

Section 1.03.                          Purchase Price Adjustment.

(a)                                 Within ninety (90) days after the Closing, Seller shall prepare and deliver to Buyer a written statement (the “Working Capital Adjustment Statement”), together with supporting work papers with respect to the calculation of the amounts set forth therein, which reflects the Working Capital as of the Effective Date for Bison LLC.  Seller agrees to cooperate with Buyer in connection with the preparation of the Working Capital Adjustment Statement and related information, and shall provide to Buyer and Buyer’s representatives such books, records, information, and access to such of Bison LLC’s or its Affiliates’ employees and properties during normal business hours, as may be reasonably requested from time to time by Buyer or its representatives.

(b)                                 Buyer may dispute the Working Capital Adjustment Statement and the items reflected therein; provided, however, that Buyer shall notify Seller in writing of any disputed amounts, and provide a reasonably detailed description of the basis of such dispute, within ninety (90) days after Buyer’s receipt of the Working Capital Adjustment Statement.  In the event of such a dispute, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties.  If Buyer and Seller are unable to reach a resolution of any such differences within ninety (90) days after Seller’s receipt of Buyer’s written notice of dispute, Buyer and Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the Parties, within ninety (90) days after such submission, a resolution of such remaining disputed amounts, and such resolution shall be final, binding and conclusive on the Parties hereto with respect to the remaining amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Buyer, on the one hand, and Seller, on the other hand.  For the avoidance of doubt, the Working Capital Adjustment Statement and the amounts reflected thereon shall be deemed to be modified to the extent of any changes thereto that become final, binding and conclusive on the Parties based on mutual agreement or a determination of the Independent Accounting Firm in accordance with this Section 1.03(b).

(c)                                  Within five (5) Business Days after the earliest to occur of (i) a mutual written agreement of Buyer and Seller with respect to the Working Capital Adjustment Statement, (ii) the termination of the ninety (90) day period described in Section 1.03(b) if Buyer does not provide a notice of dispute within such period as provided therein and (iii) the final determination of all such disputed amounts in accordance with Section 1.03(b), (A) if Working Capital as of the Effective Date exceeds the Estimated Working Capital, Buyer shall pay Seller forty-five percent (45%) of the amount of such excess, and (B) if Working Capital as of the Effective Date is less than the Estimated Working Capital, Seller shall pay to Buyer forty-five percent (45%) of the amount of such deficiency.  All payments made pursuant to the previous sentence shall be paid together with interest thereon for the period commencing on the Effective Date through the date of payment, calculated at the Prime Rate in effect on the Closing Date, in cash by wire transfer of immediately available funds.

Section 1.04.                          Time and Place of the Closing.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Orrick, Herrington & Sutcliffe LLP, 405 Howard Street, San Francisco, CA 94105 at 10:00 a.m., local time, on July 1, 2013 provided that all of the conditions to each Party’s obligations hereunder have been satisfied or waived (other than conditions to be satisfied at the Closing), or at such other place or time as the Parties may agree.  The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”  Other than with respect to those matters that are effective or applicable as of the Effective Date as expressly provided herein, the Closing shall be effective for all purposes as of 12:01 a.m. Eastern time on the Closing Date.

Section 1.05.                          Closing Statement; Closing Payment.

(a)                                 On the third (3rd) Business Day prior to Closing, Seller shall deliver to Buyer a statement (the “Closing Statement”) setting forth (i) the Estimated Working Capital, and (ii) the Interest Amount.  The Closing Statement shall be prepared by Seller in good faith and be accompanied by reasonably detailed supporting documentation.

(b)                                 At the Closing, Buyer shall pay and satisfy the Closing Payment by executing and delivering to Seller a promissory note (the “Promissory Note”) in an amount equal to the Closing Payment and in the form attached as Exhibit F hereto.

Section 1.06.                          Deliveries by Seller.

At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

(a)                                 the Assignment and Assumption Agreement, duly executed by Seller;

(b)                                 an executed certificate of non-foreign status satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) (substantially in the form attached hereto as Exhibit A);

(c)                                  evidence satisfactory to the Buyer, acting reasonably, of the receipt of the HSR Approval;

(d)                                 the amended and restated limited liability company agreement of Bison LLC in the form attached hereto as Exhibit D (the “Bison A&R LLC Agreement”), duly executed by Seller

(e)                                  evidence satisfactory to the Buyer acting reasonably of the receipt of the consents described on Schedule 2.03; and

(f)                                   such other agreements, documents, instruments and writings as are expressly required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

Section 1.07.                          Deliveries by Buyer.

At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

(a)                                 the Closing Payment in the form of the Promissory Note;

(b)                                 the Assignment and Assumption Agreement, duly executed by Buyer;

(c)                                  evidence satisfactory to the Seller, acting reasonably, of the receipt of the HSR Approval;

(d)                                 the Bison A&R LLC Agreement, duly executed by Buyer; and

(e)                                  such other agreements, documents, instruments and writings as are expressly required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 1.08.                          Deliveries by Seller on the Execution Date.

Contemporaneous with the execution of this Agreement, Seller has caused to be delivered to Buyer the Seller Parent Guaranty in the form attached hereto as Exhibit E duly executed by TransCanada PipeLine USA Ltd.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article II are correct and complete as of the date hereof as follows, except as set forth in the Schedules:

Section 2.01.                          Organization and Qualification.

Seller (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its business as presently conducted, and (c) is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a Material Adverse Effect.

Section 2.02.                          Authorization; Validity and Effect of Transaction Agreements.

Seller has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Transaction Agreements by Seller and the performance of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by the board of directors (and, if required, shareholders) of Seller and by all other necessary corporate action, and no other proceedings are (or will be) necessary for Seller to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the Transaction Agreements have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will at or prior to the Closing, be) duly and validly executed and delivered by Seller and constitute (or will constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.03.                          No Conflict; Required Filings and Consents.

(a)                                 Neither the execution and delivery by Seller of this Agreement and the Transaction Agreements, nor the performance by Seller of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby and thereby, will: (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Seller; (ii) violate any Applicable Laws; or (iii) except as set forth on Schedule 2.03(a), conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any Material benefits, rights or privileges under, or the creation of a Lien on any assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or Lien, a “Violation”) any Contract (A) to which Seller is a party, (B) by which Seller or any of its assets or properties are bound or affected, or (C) pursuant to which Seller is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 2.03(b), and except for the filings required by the HSR Act and the expiration or earlier termination of all waiting periods under the HSR Act (the “HSR Approval”), no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 2.04.                          Ownership and Delivery of the Bison Interest.

Seller is the legal and beneficial owner of 75% of the membership interests in Bison LLC.  Except as set forth on Schedule 2.04, at the Closing, Seller will transfer good and valid title to the Bison Interest to Buyer, free and clear of any and all Liens.  There are no outstanding subscriptions, options, warrants, calls, rights, commitments, arrangements, understandings or agreements of any character affecting Seller’s right to transfer the Bison Interest as contemplated herein.

Section 2.05.                          No Brokers.

Seller does not have any liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer or Bison LLC could be liable or that could result in any Lien on the Bison Interest.

Section 2.06.                          Legal Proceedings.

There are no actions or proceedings pending or, to the Knowledge of Seller, threatened, against Seller before any court, arbitrator or Governmental Authority acting in an adjudicative capacity which, if adversely determined, would prohibit or restrain the execution, delivery or performance by Seller of this Agreement or the Transaction Agreements or any of the transactions contemplated hereby or thereby.  Seller is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance by Seller of this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby.

Section 2.07.                          Absence of Certain Changes.

Except as set forth on Schedule 2.07, between March 31, 2013 and the date hereof: (a) Bison LLC has not incurred any liabilities or obligations, fixed, contingent, accrued or otherwise that are of the type that are required to be set forth on a balance sheet prepared in accordance with GAAP (except for liabilities and obligations incurred in the ordinary course of business); (b) Bison LLC has conducted the Business, in all Material respects, in the ordinary course; and (c) no event, occurrence or other matter has occurred that would reasonably be expected to have a Material Adverse Effect.

Section 2.08.                          Bison LLC Organization and Qualification.

Bison LLC (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite limited liability company power and authority to own and operate its business as presently conducted and (c) is duly qualified as a foreign limited liability company in each of the jurisdictions where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a Material Adverse Effect.

Section 2.09.                          No Subsidiaries.

(a)                                 Bison LLC does not own any equity interest in any Person.

(b)                                 Bison LLC is not a party to any Contract, or otherwise subject to any legal restriction, restricting its ability to distribute profits or make any other similar distributions, except (i) as set forth in Schedule 2.09(b) and (ii) for legal restrictions, if any, under the Delaware Limited Liability Company Act.

Section 2.10.                          Financial Statements.

Copies of the unaudited financial statements (including any notes and schedules thereto) of Bison LLC as at March 31, 2013 are attached as Schedule 2.10 (the “Financial Statements”).  The Financial Statements (including in each case any related schedules and notes) fairly present in all Material respects the financial position of Bison LLC as of the date specified therein, and the results of its operations for the respective period so specified, and have been prepared in accordance with GAAP consistently applied throughout the period involved.

Section 2.11.                          Litigation; Observance of Orders.

(a)                                 Except as set forth on Schedule 2.11(a), there are no actions, suits or proceedings pending or, to the Knowledge of Seller, threatened against Bison LLC in any court or before any arbitrator of any kind or before or by any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(b)                                 Bison LLC is not in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority which default would reasonably be expected to have a Material Adverse Effect.

Section 2.12.                          Tax Matters.

Except as set forth in Schedule 2.12:

(a)                                 all Material Tax Returns required to be filed by Bison LLC have been or will be timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed;

(b)                                 such Tax Returns are or will be true and correct in all Material respects, and all Taxes reported on such Tax Returns have been or will be timely paid;

(c)                                  Bison LLC has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax;

(d)                                 there are no audits, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Seller, threatened against Bison LLC by any taxing authority and Bison LLC has not received any written notices from any taxing authority relating to any issue which could have a Material affect on the Tax liability of Bison LLC after the Closing Date;

(e)                                  no election has been made by Bison LLC to be classified as an association taxable as a corporation for U.S. federal, state or local income tax purposes, and Bison LLC is currently treated as a partnership for all such purposes;

(f)                                   there are no Liens for Taxes (other than for current Taxes not yet due or payable) upon the assets of Bison LLC;

(g)                                  none of the assets of Bison LLC, directly or indirectly, secures any debt the interest on which is tax exempt under Section 103(a) of the Code;

(h)                                 Seller is not a person other than a United States person within the meaning of the Code and the transactions contemplated herein are not subject to the tax withholding provisions of the Code;

(i)                                     all Taxes which Bison LLC is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor,

creditor, stockholder or other third party have been duly withheld or collected, and have been or will be timely paid over to the proper authorities to the extent due and payable;

(j)                                    there are no Tax sharing, allocation, indemnification or similar agreements in effect as between Bison LLC, on the one hand, and any other party (including Seller and its other Affiliates and any predecessors thereof), on the other hand, under which Buyer or Bison LLC could be liable for any Taxes of any such party after the Closing Date;

(k)                                 Bison LLC has not applied for, nor been granted, nor agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality; and

(l)                                     no written claim has been made by any taxing Governmental Authority in a jurisdiction where Bison LLC does not file Tax Returns that Bison LLC is or may be subject to taxation by that jurisdiction.

Section 2.13.                          Title to Real and Personal Property.

Except as set forth in Schedule 2.13, Bison LLC has good title in fee simple to, or has valid rights to lease or use, by easement, license, Contract or otherwise, all items of real and personal property used in the ordinary course of the Business, in each case free and clear of all Liens, except those that (a) do not materially interfere with the current use of such property by Bison LLC or (b) constitute Permitted Encumbrances.

Section 2.14.                          Permits; Intellectual Property.

(a)                                 Bison LLC owns or possesses all Permits, patents, copyrights, service marks, trademarks and trade names, or rights thereto, necessary (i) for the operation, ownership and maintenance of the Bison Pipeline and (ii) for the conduct of the Business, except where the failure to own or possess the same would not reasonably be expected to have a Material Adverse Effect.  Since the Acquisition Date, Bison LLC has not received any written notice of any revocation or modification of any such Permit, patent, copyright, service mark, trademark or trade name nor has it received any written notice that such Permit, patent, copyright, service mark, trademark or trade name will not be renewed in the ordinary course of business.

(b)                                 Since the Acquisition Date, Bison LLC has made all declarations and filings with the appropriate Governmental Authorities that are necessary for the ownership, maintenance or lease of its Material properties and the conduct of the Business, except where the failure to make the same would not reasonably be expected to have a Material Adverse Effect.

Section 2.15.                          Condition of Assets.

(a)                                 The Bison Pipeline and all other tangible Material property owned by Bison LLC have been maintained in all Material respects to prevailing industry standards for similar assets and, except as set forth on Schedule 2.15(a), are in satisfactory operating condition and repair, ordinary wear and tear excepted.

(b)                                 There are no capital expenditures currently required in order to preserve the satisfactory operating condition of the Bison Pipeline or other tangible Material property owned by Bison LLC, other than (i) as reflected in the Bison LLC Budget and (ii) normal maintenance expenditures that are incurred or expected to be incurred in the ordinary course of operating the Business.

Section 2.16.                          Employee Matters.

(a)                                 Bison LLC does not have any employees. Except as set forth on Schedule 2.16(a), there are no employee or employee-benefit related liabilities to which Bison LLC is subject.

(b)                                 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not involve any transaction that, absent an applicable exemption, is subject to the prohibitions of Section 406(b) of ERISA or in connection with which, absent an applicable exemption, a Tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

Section 2.17.                          No Violation or Default.

Except as set forth on Schedule 2.17, Bison LLC is not (a) in violation of the Bison LLC Agreement, or its certificate of formation; (b) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, under any Contract to which Bison LLC is a party or by which it is bound or to which any of its property or assets are subject; or (c) in violation of any Applicable Law or any judgment or order of any court or arbitrator or Governmental Authority, except, in the case of clauses (b) and (c) above, for any such default or violation that would not reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, it is understood and agreed that the representations and warranties set forth in this Section 2.17 shall not apply to (i) matters relating to Taxes (as the sole and exclusive representations and warranties regarding Taxes are set forth in Section 2.12), (ii) Permits, declarations and filings (as the sole and exclusive representations and warranties regarding Permits, declarations and filings are set forth in Section 2.14), (iii) employee matters (as the sole and exclusive representations and warranties regarding employee matters are set forth in Section 2.16) or (iv) environmental matters (as the sole and exclusive representations and warranties regarding environmental matters are set forth in Section 2.20).

Section 2.18.                          Material Agreements.

The Contracts set forth on Schedule 2.18 (collectively, the “Material Agreements”) constitute all Material gas transportation contracts, operation and maintenance agreements, construction contracts and other Material Contracts to which Bison LLC is a party or by which Bison LLC is bound or to which any of its property or assets is subject.  The Material Agreements have been duly authorized, executed and delivered by Bison LLC and constitute valid and legally binding agreements of Bison LLC, enforceable against Bison LLC in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 2.19.                          Insurance.

Bison LLC has insurance with Reputable Insurers covering its properties (including the Pipeline and related equipment) against loss or damage of the kinds customarily insured against by companies similarly situated in the industry in which Bison LLC conducts the Business, in such amounts and with such deductibles as is customary of similarly situated companies; and, since the Acquisition Date, Bison LLC has not received written notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

Section 2.20.                          Compliance With Environmental Laws.

Except as set forth on Schedule 2.20, since the Acquisition Date, Bison LLC: (a) has been operated in compliance with any and all Environmental Laws; (b) has received and is in compliance with all Permits required under applicable Environmental Laws to conduct the Business; (c) has not been the subject of any outstanding order or judgment from a Governmental Authority under applicable Environmental Laws requiring remediation or payment of a fine in an amount in excess of $500,000 individually or in aggregate, and (d) has not received any written notice of any actual or potential liability for the violation of, or noncompliance with any Environmental Law, or the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants under any Environmental Law, except in the case of the foregoing clauses (a) and (b) for any such noncompliance as would not reasonably be expected to have a Material Adverse Effect.  Except for actions and conditions which have not had and would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Seller, no condition exists on any property currently owned or leased by Bison LLC which would subject Bison LLC or such property to any remedial obligations or liabilities.

Section 2.21.                          No Conflict; Required Filings and Consents Applicable.

(a)                                 Except as set forth on Schedule 2.21(a), neither the execution and delivery by Seller of this Agreement or the Transaction Agreements, nor the performance by Seller of the obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will result in a Violation of any Contract (i) to which Bison LLC is a party, (ii) by which Bison LLC or any of its assets or properties are bound or affected, or (iii) pursuant to which Bison LLC is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 2.21(b), and except for the HSR Approval, no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Bison LLC in connection with the execution, delivery and performance by Seller of this Agreement or the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a Material Adverse Effect.

Section 2.22.                          Intercompany Matters.

Except for the Transaction Documents or as set forth in Schedule 2.22, there are no intercompany contracts or other arrangements between Bison LLC, on the one hand, and Seller or its other Affiliates, on the other hand, that (a) cannot be terminated by Bison LLC upon notice of thirty (30) days or less and (b) would subject Bison LLC to any obligations or liabilities, or otherwise bind Bison LLC subsequent to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 3.01.                          Organization and Qualification of Buyer.

Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.  Buyer has all requisite power and authority to own and operate its business as presently conducted.  Buyer is duly qualified as a foreign limited partnership and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified as would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.02.                          Authorization; Validity and Effect of Transaction Agreements.

Buyer has the requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Transaction Agreements by Buyer and the performance by it of its obligations hereunder and thereunder and the consummation of all of the transactions contemplated hereby and thereby have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly authorized by Buyer’s general partner and by all other necessary corporate and limited partnership action on the part of Buyer and its general partner, and no other proceedings are (or will be) necessary for Buyer to authorize this Agreement or the other Transaction Agreements and the transactions contemplated hereby and thereby.  This Agreement and the other Transaction Agreements have been (or, with respect to those Transaction Agreements to be delivered at the Closing, will, at or prior to the Closing, be) duly and validly executed and delivered by Buyer and constitute (or will constitute) legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03.                          No Conflict; Required Filings and Consents Applicable to Buyer.

(a)                                 Neither the execution and delivery by Buyer of this Agreement or the other Transaction Agreements, nor the performance by Buyer of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will: (i) conflict with, or result in the breach of, any provision of its certificate of limited partnership or limited partnership agreement or any other governing or organizational document of Buyer, or the certificate of incorporation or bylaws of its general partner; (ii) violate any Applicable Law; or (iii) conflict with or result in any Violation of any Contract (A) to which Buyer is a party, (B) by which Buyer or any of its assets or properties is bound or affected or (C) pursuant to which Buyer is entitled to any rights or benefits, except for such Violations which would not reasonably be expected to have a material adverse effect on Buyer.

(b)                                 Except for the HSR Approval, no consent, approval, authorization, exemption or waiver of or permit from, or declaration, filing or registration with, any Governmental Authority or any other Person is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not reasonably be expected to have a material adverse effect on Buyer.

Section 3.04.                          No Brokers.

Buyer has no liability to pay any compensation to any broker, finder or agent with respect to the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer for which Seller or Bison LLC could be liable.

Section 3.05.                          Legal Proceedings Relating to Buyer.

There are no actions or proceedings pending or, to Buyer’s knowledge, threatened against Buyer before any court or Governmental Authority acting in an adjudicative capacity, which, if adversely determined, would prohibit or restrain the execution, delivery or performance of this Agreement or the other Transaction Agreements or any of the transactions contemplated hereby or thereby.  Buyer is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court or Governmental Authority which would prohibit or restrain the execution, delivery or performance of this Agreement, the other Transaction Agreements or any of the transactions contemplated hereby or thereby.

Section 3.06.                          Acquisition for Investment.

Buyer has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of the investment contemplated by this Agreement and making an informed investment decision with respect thereto.  Buyer is acquiring the Bison Interest for Buyer’s own account, for investment only and not with a view to, or any present intention of, effecting a distribution of the Bison Interest in violation of the Securities Act.  Buyer acknowledges that it currently owns 25% of the membership interests in Bison LLC, and that the Bison Interest has not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of except in accordance with the Securities Act and any applicable state laws.  Buyer is an accredited investor (within the meaning of Regulation D promulgated under the Securities Act).

Section 3.07.                          No Other Representations; Waiver of Implied Warranties.

Except as provided in Article II of this Agreement, Seller has not made and does not make any other representations or warranties as to the Bison Interest, Bison LLC, the Business or any matter or thing affecting or relating to Bison LLC or its business, operations, assets, properties, liabilities, financial condition, results of operation or other affairs.  Buyer hereby waives, to the extent permitted by law, any implied warranty applicable to the transactions contemplated hereby (including any implied warranty of merchantability or fitness for a particular purpose).  Buyer acknowledges that it has had the opportunity to conduct its own independent investigation, analysis and evaluation of the Bison Interest, Bison LLC and the Business.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01.                          Expenses.

Except as otherwise provided in this Agreement, Buyer and Seller shall be solely responsible for their respective expenses and costs incurred in connection with the execution and performance of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

Section 4.02.                          Access to Information by Buyer.

Seller shall grant Buyer reasonable access during normal business hours to all books and records concerning Bison LLC which Seller has in its possession or control, as Buyer deems reasonably necessary or advisable in connection with the consummation of the transactions contemplated hereby; provided that such access shall not materially interfere with normal operations of Seller, Bison LLC or any of their respective Affiliates.

Section 4.03.                          Conduct of the Business Pending the Closing Date.

(a)                                 Except as required or permitted by this Agreement, or otherwise approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the Closing Date, Seller will, and will cause Bison LLC to:

(i)                                     operate and maintain the Business in all material respects in the usual, regular and ordinary manner consistent with past practices, and to the extent consistent with such operation and maintenance, preserve the present business organization of the Business;

(ii)                                  maintain its books, accounts and records relating to the Business in the usual, regular and ordinary manner, on a basis consistent with past practice,

comply in all Material respects with all laws, rules or regulations of any Governmental Authority and contractual obligations applicable to the Business or to the conduct of the Business and perform all of its Material obligations relating to the Business;

(iii)                               not waive any Material claims or rights relating to the Business;

(iv)                              after obtaining Knowledge thereof, give notice to Buyer of any claim or litigation (threatened or instituted) or any other event or occurrence which would reasonably be expected to have a Material Adverse Effect, or which would reasonably be expected to cause Seller to breach any representation, warranty or covenant of Seller contained in this Agreement;

(v)                                 not file an election to have Bison LLC classified as an association taxable as a corporation for U.S. federal, state or local income tax purposes; and

(vi)                              not agree, whether in writing or otherwise, to take any action which is inconsistent with this Section 4.03(a).

(b)                                 Notwithstanding anything to the contrary in this Section 4.03, prior to the Closing Date, Buyer, on the one hand, and Seller, on the other hand, will act independently of each other in making decisions as to their respective businesses, other than with respect to their current interests in the Business.

Section 4.04.                          Disputes.

In the event of a Dispute, upon the written request (a “Request”) of any Party to this Agreement, the matter shall immediately be referred to senior officers of each Party designated by such Party for resolution.  The designated senior officers shall meet immediately and attempt in good faith to negotiate a resolution of the Dispute.  If the Parties are unable to resolve the Dispute within fifteen (15) Business Days after receipt by a Party of a Request, then either Party may seek any legal avenue available under this Agreement to resolve the Dispute.

Section 4.05.                          Commercially Reasonable Efforts.

Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as soon as reasonably practicable, including such actions or things as any Party hereto may reasonably request in order to cause any of the conditions to any other Party’s obligation to consummate such transactions specified in Article V to be fully satisfied, and as promptly as is reasonably practicable cooperate with and furnish information to each other in connection with any requirements imposed upon any of them with respect thereto.

Section 4.06.                          Regulatory Approvals

As promptly as practicable, the Seller and Buyer shall make any notification required with respect to the transactions contemplated under this Agreement pursuant to the HSR Act,

which notification shall specifically request early termination of the waiting period prescribed by the HSR Act.  Further, as promptly as practicable, the Seller and Buyer shall make all other filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under this Agreement and Applicable Laws to consummate and make effective the transactions contemplated under this Agreement.  Buyer and Seller shall equally share the filing fees and associated costs, including legal fees in connection with the HSR Approval.

Section 4.07.                          Schedules.

(a)                                 Any information disclosed by any Party hereto pursuant to any Schedule hereto shall be deemed to be disclosed to the other Party for all purposes of this Agreement and the Transaction Agreements.  Neither the specification of any dollar amount or any item or matter in any provision of this Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such amount, or higher or lower amounts, or the item or matter so specified or included, or other items or matters, are or are not Material, and no Party shall use the fact of the specification of any such amount or the specification or inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not Material for purposes of this Agreement or any Transaction Agreement.  Neither the specification of any item or matter in any provision of the Agreement or any Transaction Agreement nor the inclusion of any specific item or matter in any Schedule hereto or thereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the specification or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any item or matter is or is not in the ordinary course of business for purposes of this Agreement or any Transaction Agreement.

(b)                                 Each Party shall from time to time prior to or at the Closing, supplement or amend any Schedule hereto to correct any matter which would constitute a breach of any representation, warranty, covenant or obligation contained herein.  No such supplement or amendment shall be deemed to cure any breach for purposes of Section 5.02(a) or Section 5.03(a) (as applicable).  If, however, the Closing occurs, any such supplement and amendment relating to matters arising after the date hereof will be effective to cure and correct for all purposes any inaccuracy in or breach of any representation, warranty, covenant or obligation which would have existed if such Party had not made such supplement or amendment, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 4.06 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended.

ARTICLE V
CONDITIONS PRECEDENT

Section 5.01.                          Conditions to Obligation of Each Party to Close.

The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of all of the following conditions:

(a)                                 No Orders.  No statute, rule, regulation, executive order, decree, ruling, permanent injunction or other permanent order shall have become effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.

(b)                                 Regulatory Approvals.  The waiting periods (and any extension thereof) applicable to the consummation of the transactions contemplated herein under the HSR Act shall have expired or shall have been terminated.

(c)                                  Closing of GTN.  The closing of the transactions contemplated under the GTN PSA shall occur contemporaneously with the Closing.

Section 5.02.                          Conditions to Seller’s Obligation to Close.

Seller’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)                                 Representations and Warranties; Covenants. The representations and warranties of Buyer contained in Article III shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date.  Buyer shall have delivered a certificate to Seller at Closing attesting to these matters.

Section 5.03.                          Conditions to Buyer’s Obligation to Close.

Buyer’s obligation to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a)                                 Representations and Warranties; Covenants.  The representations and warranties of Seller contained in Article II shall be true and correct in all material respects (except where such representations and warranties are already modified by materiality, in which case, such representations and warranties shall be true and correct in all respects) on and as of the date of execution of this Agreement and on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made by Seller on, as of and with reference to such time, and Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date.  Seller shall have delivered a certificate to Buyer at Closing attesting to these matters.

(b)                                 No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date hereof.

(c)                                  Consents.  Buyer shall have received evidence satisfactory to the Buyer acting reasonably of the receipt of the consents described on Schedule 2.03.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.01.                          Survival.

The representations, warranties, covenants, agreements and indemnification obligations of the Parties contained in this Agreement shall survive the Closing until eighteen (18) months from the Closing Date and shall thereafter terminate and expire on the first Business Day following the date that is eighteen (18) months from the Closing Date; provided, however, that: (a) the representations and warranties of Seller contained in Section 2.12 (Taxes) (and the indemnification obligations of Seller with respect thereto, as set out in Section 7.04) shall survive until the expiration of the applicable statute of limitations; and (b) the representations and warranties of the Parties set forth in Section 2.02 (Authorization; Validity and Effect of Transaction Agreements), Section 2.04 (Ownership), Section 2.05 (No Brokers-Seller), Section 3.02 (Authorization; Validity and Effect of Transaction Agreements) and Section 3.04 (No Brokers-Buyer), (collectively, the “Identified Representations”) (and the indemnification obligations of the Parties with respect thereto) shall survive indefinitely.  Notwithstanding anything to the contrary in the preceding sentence, (i) any claim for indemnification which shall have been asserted pursuant to Section 6.04 or Section 7.04 prior to the expiration of the survival period applicable to such claim shall survive until the final resolution of such claim in accordance with the provisions of this Article VI; and (ii) in the event that (A) a Party provides written notice to the other Party that the first Party may seek indemnification under this Article VI or Article VII for a potential Loss and Expense prior to the expiration period applicable to the potential claim described in such notice, (B) such written notice describes in reasonable detail the specific factual basis for such potential Loss and Expense and (C) such first Party asserts an actual claim for indemnification pursuant to Section 6.04 or Section 7.04 within sixty (60) days of such notice, then the potential indemnification claim described in such notice shall survive until the final resolution of such claim in accordance with the provisions of this Article VI.

Section 6.02.                          Indemnification of Buyer.

(a)                                 From and after the Closing Date, but subject to the limitations set forth in this Article VI, Seller shall indemnify and hold harmless Buyer, TC PipeLines, LP and their respective officers, directors, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any damage, loss, claim, obligation, liability, cost (including reasonable attorneys’ fees and expenses), expense or deficiency (collectively, “Loss and Expense”) suffered or incurred by any of the Buyer Indemnified Parties in connection with the transactions contemplated in this Agreement by reason of, arising out of, or resulting from any breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement, the other Transaction Agreements or any certificate or document required to be delivered by Seller to Buyer pursuant to this Agreement or any other Transaction Agreement (other than breaches of representations, warranties and covenants in Section 2.12 or Article VII, the indemnification obligations for which are set forth in Article VII).

(b)                                 Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are to be indemnified by Seller pursuant to this Article VI or Section 7.04 shall be paid by Seller to the Buyer Indemnified Parties in U.S. Dollars.

Section 6.03.                          Indemnification of Seller.

(a)                                 From and after the Closing, but subject to the limitations set forth in this Article VI, Buyer shall indemnify and hold harmless Seller and its officers, directors, employees, agents and representatives (the “Seller Indemnified Parties”) from and against any Loss and Expense suffered or incurred by reason of, arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or any certificate or document required to be delivered by Buyer to Seller pursuant to this Agreement.

(b)                                 Subject to the terms and conditions of this Agreement, any Loss and Expense suffered by the Seller Indemnified Parties for which the Seller Indemnified Parties are to be indemnified by Buyer pursuant to this Section 6.03 shall be paid by Buyer to the Seller Indemnified Parties in U.S. Dollars.

Section 6.04.                          Indemnification Procedures.

(a)                                 Terms.  As used herein, the term “Indemnified Party” shall mean the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, the term “Notifying Party” shall mean the Party entitled to indemnification hereunder, and the “Indemnifying Party” shall refer to the Party obligated to indemnify such Notifying Party’s Indemnified Parties.

(b)                                 Claims.  An Indemnified Party that seeks indemnification under this Article VI for a Loss and Expense that does not arise out of a Third Party Claim (such claim for indemnification being referred to herein as a “Claim”) shall promptly notify the Indemnifying Party of such Claim in writing.  Such notice shall be a condition precedent to any liability of the Indemnifying Party for such Claim under this Article VI, and such notice shall describe the Claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Loss and Expense that has been or may be sustained by the Indemnified Party.

(c)                                  Third Party Claims.  In the event that any of the Indemnified Parties is made or threatened to be made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liabilities for which, or the costs or expenses of which, are or would be a Loss and Expense for which the Indemnified Party is entitled to indemnification hereunder (any such third party action or proceeding being referred to herein as a “Third Party Claim”), the Notifying Party shall give the Indemnifying Party notice in writing, within ten (10) calendar days after learning of such Third Party Claim.  The failure to timely give such notice shall not affect any Indemnified Party’s ability to seek reimbursement except to the extent such failure adversely affects the Indemnifying Party’s ability to defend successfully a Third Party Claim or such notice is given after the expiration of the applicable survival period set forth in Section 6.01.  The Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided, that the Indemnifying Party diligently contests and defends such Third Party Claim.  Notice of the intention to contest and defend shall be given by the Indemnifying

Party to the Notifying Party within ten (10) Business Days after the Notifying Party’s notice of such Third Party Claim (but in all events as soon as possible prior to the date an answer or other defense to such Third Party Claim is due to be filed).  Such contest and defense shall be conducted by competent counsel employed by the Indemnifying Party and reasonably acceptable to the Notifying Party.  The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss and Expense) to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Subject to the preceding sentence, in the event the Indemnifying Party fails to contest and defend a Third Party Claim, the Notifying Party shall be entitled to contest and defend such Third Party Claim in such manner and on such terms as the Notifying Party may deem appropriate, and the Indemnifying Party shall be liable for the Loss and Expense of the Notifying Party in accordance with the provisions of this Article VI.

Section 6.05.                          Limitations.

(a)                                 Excluded Losses and Basket.  Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability to indemnify a Buyer Indemnified Party under this Article VI: (i) with respect to any claim or series of related claims, unless in the reasonable estimate of the Notifying Party, the amount of indemnifiable Loss and Expense in respect of such claims is greater than or equal to $100,000.00 (a “Qualifying Claim”); and (ii) unless and until the aggregate indemnifiable Loss and Expense suffered by the Buyer Indemnified Parties arising out of Qualifying Claims exceeds one percent (1%) of the Purchase Price, in which event only the Losses and Expenses in excess of such amount shall be paid in accordance with the terms of this Article VI.  The foregoing limitations shall not apply to any Loss and Expense resulting from or arising out of (A) a breach of an Identified Representation or (B) Taxes which are covered by Article VII.

(b)                                 Multiple Indemnification.  Notwithstanding anything to the contrary herein, to the extent that an Indemnified Party has multiple rights of indemnification pursuant to this Article VI or Article VII, such Indemnified Party may only, consistent with the limitations set forth herein, recover such Loss and Expense one time.

(c)                                  Maximum Indemnification Liability of Seller.  Notwithstanding anything herein to the contrary, the maximum aggregate liability of Seller to the Buyer Indemnified Parties pursuant to Section 6.02 shall be an amount equal to fifteen percent (15%) of the Purchase Price; provided, however, that the foregoing limitation shall not apply to (i) any Loss and Expense resulting from or arising out of a breach of a Seller’s Identified Representation, in which case the maximum aggregate liability of Seller to the Buyer Indemnified Parties pursuant to Section 6.02 shall in no event exceed an amount equal to the Purchase Price or (ii) any Loss and Expense resulting from or arising out of or resulting from Taxes, in which case the maximum aggregate liability of Seller to the Buyer Indemnified Parties pursuant to Section 6.02 shall not be limited.

(d)                                 Adjustment for Tax Benefit and Insurance Coverage.  The Parties shall make all appropriate adjustments for tax benefits and insurance coverage in determining the amount of any Loss and Expense for purposes of this Article VI, the intent being that Losses and Expenses recoverable by an Indemnified Party from an Indemnifying Party shall be net of any tax benefits and insurance proceeds available to or recovered by the Indemnified Party, taking into account any tax costs (or reduction in tax benefits) resulting from the indemnity payments and insurance proceeds.

Section 6.06.                          Exclusive Remedy.

Except for any remedies set forth in Article VIII of this Agreement, the indemnification rights provided to the Parties pursuant to this Article VI, as limited by and subject to the provisions of this Article VI, shall be the Parties’ sole and exclusive remedy with respect to this Agreement and the other Transaction Agreements, including with respect to any breach of any representation or warranty by, or covenant or obligation of, the other Party under this Agreement and the other Transaction Agreements, other than with respect to: (i) Tax indemnification claims under Article VII; (ii) a breach of the covenant contained in Section 9.05; and (iii) any action or inaction by a Party that constitutes fraud.

Section 6.07.                          Exclusion.

Notwithstanding anything to the contrary in this Article VI, Seller shall not be obligated under this Article VI to indemnify any Buyer Indemnified Party for any Loss and Expense that directly arises out of or results directly from any event, occurrence or state of facts disclosed in the Schedules to this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01.                          Tax Returns For Periods After the Original PSA Closing Date Through the Closing Date.

(a)                                 Buyer shall not file or cause to be filed an amended Tax Return for Bison LLC for any taxable period or portion of a taxable period after the Original PSA Closing Date through the Closing Date, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 7.02.                          Transfer Taxes.

The Parties acknowledge and agree that neither Party has identified any Transfer Taxes that would result from the transactions contemplated by this Agreement.  However, if any Transfer Taxes are owed by either Party on account of the transactions contemplated by this Agreement, they shall be borne equally by Buyer and Seller.

Section 7.03.                          Controversies for Periods Prior to the Closing Date.

(a)                                 Notwithstanding anything to the contrary in the Bison A&R LLC Agreement, Seller or the Seller’s representative, at its sole expense, shall have the authority to represent the interests of Bison LLC with respect to any inquiries, claims, assessments, audits or similar events (each, a “Tax Matter”) relating to any period prior to the Closing Date before the U.S. Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, however, that neither Seller nor any of its Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Buyer (or its direct or indirect partners), Bison LLC or any Affiliate of the foregoing without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller or the Seller’s representative shall keep Buyer fully and timely informed with respect to the commencement, status and nature of any Tax Matter and shall provide Buyer with a copy of all correspondence, notices and filings received or sent by Seller in connection with such proceedings.  Seller shall, in good faith, allow Buyer, at its sole expense, to make comments to Seller or Seller’s representative, regarding the conduct of or positions taken in any such proceeding and to participate in such proceeding.

(b)                                 Except as otherwise provided in Section 7.03(a), from and after the Closing Date, Tax Matters will be handled in accordance with the Bison A&R LLC Agreement.

Section 7.04.                          Tax Indemnity for Taxes For Periods After the Original PSA Closing Date Through the Closing Date.

Notwithstanding any other provisions of this Agreement, this Article VII shall apply to indemnifications by Seller to Buyer for, and shall be the sole remedy of Buyer in respect of, the losses described in the following sentence relating to Taxes in respect of taxable periods and portions of taxable periods after the Original PSA Closing Date through the Closing Date,  and such indemnifications shall not be subject to any limitations described in Section 6.05 hereof.  Notwithstanding any provision to the contrary contained in this Agreement, Seller agrees to indemnify, defend and hold harmless Buyer against forty-five percent (45%) of: (i) Taxes attributable to, or resulting from the breach of any representation or warranty made pursuant to Section 2.12 of this Agreement as of the Closing Date; (ii) Income Taxes imposed on or asserted against the properties, income or operations of Bison LLC or for which Bison LLC may otherwise be liable, for all taxable periods or portions of taxable periods after the Original PSA Closing Date through the Closing Date; (iii) Taxes other than Income Taxes imposed on or asserted against the properties, income or operations of Bison LLC or for which Bison LLC may otherwise be liable, for all taxable periods or portions of taxable periods after the Original PSA Closing Date through the Effective Date; (iv) Taxes except for Transfer Taxes, which are the responsibility of Buyer and Seller pursuant to Section 7.02, imposed on Bison LLC or for which Bison LLC may be liable, as a result of any transaction contemplated by this Agreement; (v) Income Taxes for which Bison LLC is liable as a result of any election for Bison LLC to be treated as other than a partnership for U.S. federal, state or local income tax purposes that is filed at any time after the Original PSA Closing Date and on or prior to the Closing Date (other than any election by or at the behest of Buyer). Notwithstanding anything to the contrary in this Section 7.04, the Original PSA shall control the responsibility for Taxes for periods and portions of periods through the Original PSA Closing Date.  Amounts of Taxes taken into account in determining Working Capital shall not be subject to this Section 7.04.

Section 7.05.                          Tax Refunds for Periods After the Original PSA Closing Date Through the Closing Date.

Buyer shall pay to Seller an amount equal to forty-five percent (45%) of any refunds of Taxes received by Bison LLC that are attributable to Taxes with respect to any taxable period or portion of a taxable period after the Original PSA Closing Date through the Closing Date..  Such payments shall be made by Buyer within ten (10) Business Days after Bison LLC receives any such refund.  Amounts of Taxes taken into account in determining Working Capital shall not be subject to this Section 7.05.

Section 7.06.                          Allocation of 2013 Taxable Income and Loss.

Notwithstanding Section 4.4 of the Bison A&R LLC Agreement, profits and losses (and items thereof) of Bison LLC for federal, state and local income tax purposes with respect to any taxable period which begins before the Closing Date and ends after the Closing Date shall be allocated between Seller and Buyer using the “closing of the books” method.

ARTICLE VIII
TERMINATION

Section 8.01.                          Termination.

This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller by written notice to the other Party if the Closing shall not have occurred before August 31, 2013; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or

(c)                                  by either Buyer or Seller by written notice to the other Party if there shall have been a material breach or default of any of the representations, warranties, covenants or agreements of such other Party hereunder that reasonably cannot be or has not been cured within thirty (30) calendar days after delivery of written notification thereof by the terminating Party and which material breach or default would result in a failure to satisfy the conditions to Closing set forth in Section 5.02 or Section 5.03, as the case may be.

Section 8.02.                          Effect of Termination.

If this Agreement is terminated in accordance with this Article VIII, all further obligations of the Parties hereunder shall terminate.  In the event of a termination contemplated hereby by any Party pursuant to this Article VIII, the transactions contemplated hereby shall be abandoned without further action by any Party hereto, and there shall be no obligation of or liability under this Agreement to any Party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, except that this Section 8.02 and Article IX shall survive termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

Section 9.01.                          Modification.

This Agreement may be amended or modified only by a written instrument executed by Buyer and Seller.

Section 9.02.                          Notices.

All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed given: (i) the next Business Day after being sent by Federal Express or any other recognized overnight courier service providing delivery confirmation; (ii) three (3) Business Days after mailing by certified or registered mail, with postage prepaid and with return receipt requested; or (iii) when a confirmation is received after being sent by legible facsimile transmission, addressed as follows:

If to Sellers to:                                                                                                                 TC Continental Pipeline Holdings Inc.

717 Texas Street

Suite 2400

Houston, Texas

77002-2761

Attention:  Corporate Secretary

Fax:  (832) 320-5201

with a copy (which shall not constitute notice) to:

TransCanada PipeLines Limited

450 — 1st Street S.W.

Calgary, Alberta

Canada

T2P 5H1

Attention:  General Counsel

Fax:  (403) 920-2411

If to Buyer to:                                                                                                                        TC PipeLines Intermediate Limited Partnership

c/o TC PipeLines GP, Inc.

450 — 1st Street, S.W.

Calgary, Alberta

Canada

T2P 5H1

Attention:  Secretary

Fax:  (403) 920-2460

with a copy (which shall not constitute notice) to:

Alan Talkington, Esq.

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

or to such other address or addresses as any Party shall have designated by notice in writing to the other Party in accordance with this Section 9.02.

Section 9.03.                          Entire Agreement.

The Transaction Agreements and all the other documents executed and delivered by Buyer and Seller pursuant hereto (or as contemplated hereby), contain the entire understanding of the Parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants or agreements other than those expressly set forth herein or therein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement.

Section 9.04.                          Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 9.05.                          Press Releases.

The initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon by the Parties prior to the issuance thereof.  Prior to the fifth (5th) Business Day prior to the Closing, Buyer and Seller shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to this Agreement or the transactions contemplated hereby.  Following any termination of this Agreement, Buyer and Seller shall consult with each other before they or any of their Affiliates issue any other press release or otherwise make any other public statement with respect to such termination.  Buyer and Seller and their Affiliates shall not issue any other press release or make any such other public statement prior to any consultation (but no approval thereof shall be required), except as maybe required by Applicable Law or stock exchange rule.

Section 9.06.         Assignment.

This Agreement, and any right or obligation hereunder may be assigned or delegated (in whole or in part) only in accordance with this Section 9.06.  Upon the prior, written consent of the other Party hereto, a Party may assign this Agreement or a right hereunder, or delegate an obligation hereunder, to another Person.

Section 9.07.         Severability.

The terms of this Agreement are fully severable, and the decision or judgment of any court of competent jurisdiction rendering void or unenforceable any one or more of such terms shall not render void or unenforceable any of the other terms hereof.

Section 9.08.         Captions; Article and Section References.

The caption at the heading of each Article and Section of this Agreement is for convenience of reference only and is not to be deemed a part of the Agreement itself and will not affect the meaning or interpretation of this Agreement.  Article and section references are to the articles and sections of this Agreement unless otherwise indicated.

Section 9.09.         Choice of Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

Section 9.10.         Counterparts.

This Agreement may be executed and delivered in one or more counterparts, including facsimile counterparts with originals to follow, each of which shall be deemed to be part of one and the same original document.

Section 9.11.         Waiver.

Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the Party entitled to the benefits thereof.  No waiver by any Party of any breach of this Agreement shall be deemed a waiver of any subsequent breach of the same or any other provision.

Section 9.12.         Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes hereof: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the appendices and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, appendix and exhibit references are to the Articles, Sections, paragraphs, appendices and exhibits to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation” unless the context otherwise requires or unless otherwise specified; (iv) the phrase “ordinary course of business” or “normal course” or any similar phrase shall mean “ordinary course of business consistent with past practice” unless the context requires otherwise or unless otherwise specified; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified; and (vi) all monies are deemed to be in U.S. dollars unless otherwise stated.

Section 9.13.         Incorporation of Exhibits, Schedules and Appendices.

Any Exhibits, Schedules, and Appendices identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 9.14.         No Third-Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective successors and permitted assigns.

Section 9.15.         No Consequential or Punitive Damages.

No Party shall be liable to any other Party or Person for any consequential, exemplary, special or punitive damages in connection with this Agreement or the other Transaction Agreements.

Section 9.16.         Time of Essence.

Time is of the essence under this Agreement.

Section 9.17.         Defined Terms.

For purposes of this Agreement, the terms set forth in Appendix A hereto shall have the meanings set forth therein.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by duly authorized officers of the Parties as of the day and year first above written.

TC CONTINENTAL PIPELINE HOLDINGS INC.

By:	/s/ Lauri Newton
Name:	Lauri Newton
Title:	Assistant Secretary

By:	/s/ Nancy F. Priemer
Name:	Nancy F. Priemer
Title:	Vice-President, Financial Services

TC PIPELINES INTERMEDIATE LIMITED PARTNERSHIP
by TC PipeLines GP, Inc., its General Partner

By:	/s/ Steven D. Becker
Name:	Steven D. Becker
Title:	President

By:	/s/ Stuart P. Kampel
Name:	Stuart P. Kampel
Title:	Vice-President and General Manager

[Signature Page to Purchase Agreement]

APPENDIX A

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition Date” means August 28, 2008.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly controls (including all directors and officers of such Person), is controlled by, or through one or more intermediaries, under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, Buyer and Seller shall not be considered Affiliates of one another for the purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, judgment, rule of common law, order or decree, directive, guideline, policy, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether in effect as of the date hereof or thereafter, and in each case as amended, applicable to such Person or its subsidiaries or their respective assets.

“Assignment and Assumption Agreement” means the agreement attached as Exhibit B hereto.

“Base Purchase Price” means Three Hundred Million U.S Dollars (USD$ 300,000,000).

“Bison A&R LLC Agreement” has the meaning set forth in Section 1.06(d).

“Bison LLC” has the meaning set forth in the recitals.

“Bison LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Bison LLC dated as of May 3, 2011.

“Bison LLC Budget” means the budget of Bison LLC attached hereto as Exhibit C.

“Bison Interest” has the meaning set forth in the recitals.

“Bison Pipeline” means, collectively with all associated laterals and meter stations, a natural gas pipeline system consisting of the Bison pipeline, plus any expansions or improvements undertaken, in whole or in part, by Bison LLC or any of its Affiliates.

“Business” means Bison LLC’s business of constructing, owning and operating the Bison Pipeline and transporting natural gas on its system pursuant to transportation contracts with shippers.

“Business Day” means any day on which banks are generally open to conduct business in New York, New York.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 6.02(a)

“Claim” has the meaning set forth in Section 6.04(b).

“Closing” has the meaning set forth in Section 1.04.

“Closing Date” has the meaning set forth in Section 1.04.

“Closing Payment” means the Estimated Purchase Price increased by the Interest Amount.

“Closing Statement” has the meaning set forth in Section 1.05(a).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation or commitment or concession of any nature.

“Current Assets” means the aggregate of (i) cash, (ii) accounts receivable (iii) accounts receivable and advances receivable from affiliated companies, including advances receivable from TransCanada PipeLine USA Ltd. under its cash management agreement, (iv) plant material and operating supplies and (v) prepayments.

“Current Liabilities” means the aggregate of (i) accounts payable, (ii) payables and advances to affiliated companies, including advances payable to TransCanada PipeLine USA Ltd. under its cash management agreement (iii) accrued taxes other than Income Taxes and (iv) other current and accrued liabilities due within a year. For the avoidance of doubt, Current Liabilities shall not include accrued Income Taxes.

“Dispute” means any dispute, controversy or claim arising out or relating to this Agreement or the breach, termination or validity thereof.

“Effective Date” means 12:01 am on July 1, 2013.

“Environmental Laws” means any foreign, federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous

Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; to health or safety in the workplace; and to the protection of the public’s health and safety and the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et seq. and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq., and other comparable foreign, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued hereunder.

“Estimated Purchase Price” means the Base Purchase Price, adjusted as follows: (x) if the Estimated Working Capital is in excess of the Reference Amount, the Base Purchase Price shall be increased by forty-five percent (45%) of the amount of such excess in order to determine the Estimated Purchase Price and (y) if the Estimated Working Capital is less than the Reference Amount, the Base Purchase Price shall be decreased by forty-five percent (45%) of the amount of the deficiency.

“Estimated Working Capital” means Seller’s good faith estimate of the Working Capital as of the Effective Date.

“Financial Statements” has the meaning set forth in Section 2.10.

“GAAP” means U.S. generally accepted accounting principles.  All references to GAAP shall mean GAAP as in effect on the date hereof, unless otherwise specified.

“Governmental Authority” means any federal, state, county, municipal, regional or other governmental authority, agency, board, body, instrumentality, commission or political subdivision of any of the foregoing, or any court or arbitrator.

“GTN PSA” means the purchase and sale agreement, dated as of the date hereof, between TransCanada American Investments Ltd. and Buyer for a 45% membership interest in Gas Transmission Northwest LLC.

“Hazardous Material” means any substance, waste, pollutant, contaminant or material subject to regulation under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“HSR Approval” has the meaning set forth in Section 2.03(b).

“Identified Representation” has the meaning set forth in Section 6.01.

“Income Tax” means federal, state, local, or foreign income or franchise Taxes or other similar Taxes measured in whole or in part by income and any interest and penalties or additions thereon.

“Indemnified Party” has the meaning set forth in Section 6.04(a).

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Independent Accounting Firm” means an independent nationally recognized accounting firm as mutually selected by Seller and Buyer.

“Interest Amount” means interest (calculated based on the actual number of days elapsed, assuming a 360-day year) on the Estimated Purchase Price at the Prime Rate in effect on the date the Closing Payment is provided from (and including) the Effective Date to (and excluding) the Closing Date.

“Knowledge” means the actual knowledge of Eva Neufeld, Todd Johnson and Dean Ferguson.

“Lien” means any lien, pledge, charge, claim, security interest, purchase agreement, option, restriction on transfer or other recorded encumbrance of any nature whatsoever, whether consensual, statutory or otherwise.

“Loss and Expense” has the meaning set forth in Section 6.02.

“Material” means material in relation to the business or operations of Bison LLC, taken as a whole.

“Material Adverse Effect” means any circumstance, change or effect that is materially adverse to the financial condition or results of operations of Bison LLC, taken as a whole, or that impedes or delays the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than (i) any adverse circumstance, change, or effect arising from or relating to general business or economic conditions in the industries or markets in which Bison LLC operates not having a materially disproportionate affect on Bison LLC as compared to other participants in such industry or market, including (A) changes in national or regional gathering, pipeline or storage facilities or (B) rules, regulations or decisions of FERC or the courts affecting the natural gas transportation industry as a whole or the natural gas storage industry as a whole, (ii) any adverse circumstance, change or effect arising from weather conditions, including unexpected or harsh weather conditions, (iii) seasonal reductions in revenues or earnings of Bison LLC in the ordinary course of business consistent with past periods, (iv) national or international political, diplomatic or military conditions (including any engagement in hostilities, whether or not pursuant to a declaration of war, or the occurrence of any military or terrorist attach) not disproportionately affecting Bison LLC as compared to other participants in the industries or markets in which Bison LLC operates, (v) changes in GAAP, (vi) changes in Applicable Laws not disproportionately affecting Bison LLC as compared to other participants in the industries or markets in which Bison LLC operates, (vii) the failure of Seller to take any action for which Seller in good faith requests Buyer’s written consent under Section 4.03 and Buyer refuses to provide such consent, (viii) any changes in prices for commodities, goods, or services, or the availability or costs of hedges or other derivatives, including fluctuations in interest rates, (ix) any matter that is expressly disclosed in the Schedules as of the date of execution of this Agreement, and (x) the execution and delivery or announcement of this Agreement.  The Parties agree that any determination as to whether a change, effect, event, or occurrence is a Material Adverse Effect shall be made after taking into account and considering all matters relevant to such analysis, including (y) all amounts, if any, recognized by the Person and its Affiliates, as applicable, under insurance or third-party indemnifications or similar agreements, and (z) all Tax benefits with respect to such change, effect, event, or occurrence.

“Material Agreements” has the meaning set forth in Section 2.18.

“Notifying Party” has the meaning set forth in Section 6.04(a).

“Original PSA” has the meaning set forth in the recitals.

“Overlap Period” has the meaning set forth in Section 7.01(a)(ii).

“Party” has the meaning set forth in the preamble.

“Percentage Interests” means the percentage interest of Buyer and Seller in Bison LLC, which shall be 25% and 75%, respectively, immediately prior to Closing and 70% and 30%, respectively, at and after Closing.

“Permit” means any permit, license, approval or other authorization required or granted by any Governmental Authority.

“Permitted Encumbrances” means (i) defects, imperfections or irregularities in title (including easements, rights-of-way, covenants, conditions, restrictions, and other matters affecting title to real property) that are not material in character, amount, extent with respect to the asset or assets to which they relate or, together with any other such defects, imperfections or irregularities, in the aggregate; (ii) encumbrances created by or referenced in any of the Material Agreements; (iii) encumbrances, created by Buyer, or their successors and assigns, (iv) Liens for Taxes not yet due and payable, and (v) statutory Liens (including materialmen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in connection with the ordinary course of business securing payments not yet due and payable.

“Person” means a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

“Prime Rate” means the prime interest rate reported in The Wall Street Journal.

“Promissory Note” has the meaning set out in Section 1.05(b).

“Purchase Price” has the meaning set out in Section 1.02.

“Qualifying Claim” has the meaning set forth in Section 6.05(a).

“Reference Amount” means negative Six Hundred Twenty Thousand Forty Nine U.S. Dollars (- USD$ 620,049).

“Reputable Insurer” means any financially sound and responsible insurance provider rated “A-X” or better by A.M. Best Company (or if such ratings cease to be published generally for the insurance industry, meeting comparable financial standards then applicable to the insurance industry).

“Request” has the meaning set forth in Section 4.04.

“Securities Act” means the federal Securities Act of 1933, as amended.

“Seller” has the meaning set forth in preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 6.03(a).

“Tax” or “Taxes” means all income, gross receipts, profits, franchise, sales, use, ad valorem, occupation, property (including in lieu-of-taxes), capital, environmental, employment, severance, excise, workers’ compensation, social security, withholding or similar taxes or other governmental fees or charges of a similar nature, however denominated, imposed by any federal, state, local, foreign or other political subdivision taxing authority, whether imposed directly on a person or resulting under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and including any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

“Tax Matter” has the meaning set forth in Section 7.03(a).

“Tax Return” means any return, report, statement, information or other document including any amendment thereto filed or to be filed or required to be filed or supplied to any federal, state, local or foreign Tax authority or any other government entity with respect to Taxes, including, where permitted or required, combined, consolidated, unitary or any similar returns for any group of entities.

“Third Party Claim” has the meaning set forth in Section 6.04(c).

“Transaction Agreements” means this Agreement and the Assignment and Assumption Agreement and any documents or certificates to be provided pursuant thereto.

“Transfer Taxes” means any and all transfer Taxes, including sales taxes, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Violation” has the meaning set forth in Section 2.03(a).

“Working Capital” means (i) Current Assets, minus (ii) Current Liabilities.  For the avoidance of doubt, Working Capital may be a negative number.

“Working Capital Adjustment Statement” means the statement provided pursuant to Section 1.03(a).

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